UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): May 4, 2012 (April 30, 2012)

Lone Star Gold, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-159561	45-2578051
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6565 Americas Parkway NE, Suite 200, Albuquerque, NM 87110

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (505) 563-5828

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 30, 2012, Lone Star Gold, Inc. (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) with Fairhills Capital Offshore Ltd., a Cayman Islands exempted company (the “Investor”), pursuant to which the Investor has agreed to purchase the Company’s common stock, $0.001 par value (the “Common Stock”), for an aggregate purchase price of up to $24,000,000.

The Investment Agreement provides that the Company may, from time to time during the Open Period (defined below), in its sole discretion, deliver a Put Notice to the Investor which states the dollar amount that the Company intends to sell to the Investor on a date specified in the Put Notice (the “Put”). The Company will be entitled to Put to the Investor (the “Put Amount”) the number of shares of Common Stock equal to two hundred percent (200%) of the average daily volume of the Common Stock for the ten consecutive trading days immediately prior to date of the applicable Put Notice. The purchase price per share to be paid by the Investor for each Put Amount will be calculated at a twenty-four and a half percent (24.5%) discount to the lowest volume weighted average price of the Common Stock reported by Bloomberg, L.P. during the ten (10) consecutive trading days immediately prior to the Investor’s receipt of the Put Notice. The Open Period begins on the trading day after a registration statement is declared effective as to the Common Stock to be subject to the Put, and ends thirty-six (36) months after such date, unless earlier terminated in accordance with the Investment Agreement. The Company has reserved 30,000,000 shares of its Common Stock for issuance to the Investor under the Investment Agreement.

In connection with the Investment Agreement, the Company and the Investor entered into a Registration Rights Agreement. Under the Registration Rights Agreement, the Company will use its commercially reasonable efforts to file, within twenty-one (21) days of the date of the Agreement, a Registration Statement on Form S-1 covering the resale of the Common Stock subject to the Investment Agreement. The Company will initially register 30,000,000 shares of Common Stock for resale. The Company has agreed to use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC within one hundred and twenty (120) calendar days after the date of the Registration Rights Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 4, 2012	LONE STAR GOLD, INC.

		By:	/s/ Daniel M. Ferris
Dan M. Ferris
President, Treasurer and Secretary